Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-110819

PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 15, 2004, as supplemented
by Prospectus Supplement dated May 12, 2004)

ebank Financial Services, Inc.

2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
(770) 863-9229

Common Stock, $.01 Par Value Per Share
$1.08 per Share
3,703,704 Shares ($4,000,000)

     The information set forth in the following paragraph of this Prospectus Supplement amends and supplements the statements and other information set forth under the headings “DESCRIPTION OF THE OFFERING” and “DESCRIPTION OF OUR BUSINESS – Recent Developments” in the Prospectus dated April 15, 2004, as previously amended by the Prospectus Supplement dated May 12, 2004, related to the ongoing public offering by ebank Financial Services, Inc. of up to 3,703,704 shares of its common stock, $.01 par value for sale at a price of $1.08 per share, subject to a minimum subscription amount of 100 shares per investor, to raise funds as additional regulatory and working capital for ebank Financial Services, Inc. and our subsidiary bank, ebank.

     As of June 2, 2004, ebank Financial Services, Inc. had accepted subscriptions in connection with the offering for an aggregate of 3,418,874 shares, resulting in aggregate gross offering proceeds to the Company of $3,692,383.92 to date. Included in the accepted subscriptions were subscriptions from a previously unaffiliated third-party investor group for an aggregate of 925,924 shares of our common stock. In accordance with the terms of the offering, these subscriptions were subject to a Rebuttal of Presumption of Control filing with the Office of Thrift Supervision, which filing was accepted by the OTS on behalf of the investor group.

     Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, as supplemented. This Prospectus Supplement is qualified by reference to the Prospectus, as supplemented, except to the extent that information contained in this Prospectus Supplement supersedes the information contained therein. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus, as supplemented, is truthful or complete. Any representation to the contrary is a criminal offense.

     Please note that these securities: (i) are not bank accounts or deposits; (ii) are not federally insured by the FDIC; and (iii) are not insured by any other state or federal agency.

     Investing in our common stock involves many risks. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 8 of the attached Prospectus for a discussion of these risks.

The date of this Prospectus Supplement is June 2, 2004